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CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement No. 811-6530 of Active Assets California Tax-Free Trust on Form N-1A of our reports dated August 7, 2001, appearing in the Prospectus and included in the Statement of Additional Information of Active Assets California Tax-Free Trust, Active Assets Government Securities Trust, Active Assets Money Trust and Active Assets Tax-Free Trust, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Auditors" and "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
August 27, 2001